SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES AND EXCHANGE ACT

Date of report (Date of earliest event reported): July 13, 2007

DIGITAL CREATIVE DEVELOPMENT CORPORATION
(Exact Name of Registrant as Specified in Charter)

Utah	0-22315	34-1413104
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

720 Fifth Avenue, 10th Fl, New York, New York	10019
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (212) 247-0581

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR
230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
Act.

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 11, 2007, Mr. Skuli Thorvaldsson resigned as Chief Financial Officer of the Registrant, effective the close of business on July 13, 2007. Mr. Thorvaldsson advised the Registrant that he did not have any disagreement with the Registrant over any policies (accounting or otherwise) of the Registrant. Mr. Thorvaldsson will continue to serve on the Board of Directors of the Registrant. The Board of the Registrant elected Mr. Vincent DeLorenzo as the Registrant's Chief Financial Officer. Mr. DeLorenzo was employed by the company from May 2000 to December 2001. Further he served as the Registrant’s Chief Financial Officer from May to December 2001.

Mr. DeLorenzo is a Certified Public Accountant and Financial Analyst with extensive experience in various industries and corporate and SEC accounting. Mr. De Lorenzo was an accountant with Price Waterhouse & Co. from_July 1967_to April 1971 . From April 1971 to December 1988_, Mr. DeLorenzo worked at Kidde, Inc.,where he served as Vice President of Finance. From 1989 to 1993, Mr. De Lorenzo served as Chief Financial Officer and Deputy CEO of a privately held vertically integrated retail automotive company. From October 1993 to February 2000, Mr. De Lorenzo owned and operated three retail automotive franchises. From 1993 to 2000, a large New Jersey law firm specializing in bankruptcies engaged Mr. De Lorenzo as a consultant. Since 2000, Mr. DeLorenzo has been engaged as a sole practitioner in finance and accounting, focused on litigation support; business planning & strategies; SEC compliance; financial analysis, and business restructuring. Since 2005, Mr. De Lorenzo has served as a consultant to the Registrant, principally satisfying SEC compliance and financial analysis for the Registrant.

There are no family relationships between Mr. DeLorenzo and any of the Registrant's executive officers or directors and there is no employment agreement between the Registrant and Mr. DeLorenzo. At present there are no transactions involving the Registrant and Mr. DeLorenzo which would be reportable pursuant to Item 404 of Regulation S-B promulgated under the Securities Act of 1933, as amended.

  SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on behalf by the undersigned hereunto duly authorized.

July 13, 2007	DIGITAL CREATIVE DEVELOPMENT CORPORATION

By: /s/ Gary Herman
Name: Gary Herman
Title: Chief Executive Officer